Exhibit 99.1

Chico’s FAS, Inc. • 11215 Metro Parkway • Fort Myers, Florida 33966 • (239) 277-6200

For Immediate Release

Executive Contact:

Todd Vogensen

Vice President-Investor Relations

Chico’s FAS, Inc.

(239) 346-4199

Chico’s FAS, Inc. Reports Fourth Quarter Earnings Per Share up 25% to $0.15

•	8.7% comparable sales increase in fourth quarter – 11th consecutive positive quarter

•	20% quarterly sales increase, including first full quarter of Boston Proper

•	Annual sales over $2 billion for first time, with comparable sales increasing 8.2%

•	Full year EPS up 31%, excluding Boston Proper acquisition costs

Fort Myers, FL – February 22, 2012 – Chico’s FAS, Inc. (NYSE: CHS) today announced its financial results for the fiscal 2011 fourth quarter and fiscal year ended January 28, 2012.

Net Income and Earnings per Share

For the fourth quarter, net income was $25.1 million, or $0.15 per diluted share, an earnings per share increase of 25% compared to net income of $20.7 million, or $0.12 per diluted share, for last year’s fourth quarter.

For the fiscal year ended January 28, 2012, excluding non-recurring acquisition and integration costs, net income was $144.4 million, or $0.84 per diluted share, an earnings per share increase of 31% compared to net income of $115.4 million, or $0.64 per diluted share in fiscal 2010. For fiscal 2011, net income, including acquisition and integration costs, was $140.9 million, or $0.82 per diluted share.

Net Sales

For the fourth quarter, net sales were $569.2 million, an increase of 19.8% compared to $475.0 million in last year’s fourth quarter. The increase reflects a comparable sales increase of 8.7%, an 8.7% increase in square footage and $28.5 million in sales for Boston Proper. The consolidated comparable sales increase of 8.7% for the fourth quarter was on top of a 4.5% increase for last year’s fourth quarter, and reflects increases in both average dollar sale and transaction count. The Chico’s/Soma Intimates brands’ comparable sales increased 5.5% on top of a 4.4% increase in last year’s fourth quarter and the White House | Black Market (“WH|BM”) brand’s comparable sales increased 15.4% on top of a 4.7% increase in last year’s fourth quarter.

Gross Margin

For the fourth quarter, gross margin was $297.9 million, an increase of 17.9% compared to $252.7 million in last year’s fourth quarter. As a percentage of net sales, gross margin was 52.3%, which was a 90 basis point decrease from last year’s fourth quarter. This decrease was primarily attributable to planned strategic use of Chico’s brand inventory for traffic-driving promotions during the fourth quarter and the inclusion of Boston Proper’s results, which were partially offset by higher margins at the WH|BM and Soma Intimates brands due to increased full-price selling and effective promotional activities.

Selling, General and Administrative Expenses

For the fourth quarter, selling, general and administrative expenses (SG&A) were $259.3 million, an increase of 16.7% compared to $222.2 million in last year’s fourth quarter. As a percentage of net sales, SG&A was 45.5%, which was a 130 basis point decrease from last year’s fourth quarter. This decrease was primarily attributable to the sales leverage impact on store expenses and the inclusion of Boston Proper’s results, partially offset by incremental marketing expenses.

Tax Rate

For the fourth quarter, the effective tax rate was 35.3% compared to 33.0% in last year’s fourth quarter. The effective tax rate for last year reflected relatively higher levels of favorable state tax settlements.

Inventories

Excluding $15.1 million of inventory related to Boston Proper, inventories increased approximately $19.6 million or 12.3% over last year, of which $11 million was for year-over-year new stores and $3 million was due to higher average unit costs. At the end of the fourth quarter, total inventories were $194.5 million compared to $159.8 million for the fourth quarter last year.

Cash and Marketable Securities

Cash and marketable securities at the end of the year totaled $247.9 million compared to $548.7 million at the end of last year, reflecting earnings in 2011, partially offset by $213 million for the acquisition of Boston Proper, $132 million in capital expenditures, $183 million of share repurchases, or 14 million shares, and $34 million in dividend payments.

Share Repurchase Program

During the fourth quarter of 2011, the Company repurchased 2.4 million shares for $25.0 million under its new $200 million share repurchase program announced in November.

Outlook

For fiscal 2012, including Boston Proper, the Company’s planning assumptions are:

•

Net sales increase at a mid teens percentage rate to approximately $2.5 billion, which includes comparable sales growth at a mid-single-digit rate, approximately 9% growth in store square footage and approximately $30 million in sales from the 53rd week;

•	Gross margin rate down approximately 50 basis points;

•	SG&A expense, as a percentage of net sales, down approximately 50 basis points;

•	Effective tax rate to be approximately 38%;

•	Inventories to be in-line with sales growth; and

•	Capital expenditures of approximately $150 million.

A conference call to review the fourth quarter and year results is scheduled for today at 8:30 a.m. EST. A live webcast of the call will be available at the Events Calendar page of the Chico’s FAS, Inc. corporate website, www.chicosfas.com.

ABOUT CHICO’S FAS, INC.

The Company, through its brands – Chico’s, White House | Black Market, Soma Intimates, and Boston Proper, is a women’s specialty retailer of private branded, sophisticated, casual-to-dressy clothing, intimates, complementary accessories, and other non-clothing gift items.

The Chico’s brand offers women a combination of great style, one-of-a-kind details and warm personal service. Chico’s currently operates 601 boutiques and 84 outlets throughout the U.S., publishes a monthly catalog and offers round-the-clock shopping at www.chicos.com.

White House | Black Market strives to make women feel beautiful with apparel and accessories in the honest simplicity of black and white and the individuality of styles built from it. White House | Black Market currently operates 363 boutiques and 27 outlets, publishes a catalog highlighting its latest fashions and connects with customers at www.whbm.com.

Soma Intimates offers beautiful and sensual lingerie, loungewear and beauty. Soma Intimates currently operates 169 boutiques and 17 outlets, publishes a catalog coinciding with key shopping periods and sells direct-to-consumer at www.soma.com.

Boston Proper is a leading direct-to-consumer retailer of women’s high-end apparel and accessories. Boston Proper provides unique, distinctive fashion designed for today’s independent, confident and active woman. The merchandise focus is about creating a daring, modern style with a sensual feel and is available exclusively through the Boston Proper catalog and website, www.bostonproper.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 Certain statements contained herein, including without limitation, statements addressing the beliefs, plans, objectives, estimates or expectations of the Company or future results or events constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements involve known or unknown risks, including, but not limited to, general economic and business conditions, and conditions in the specialty retail industry. There can be no assurance that the actual future results, performance, or achievements expressed or implied by such forward-looking statements will occur. Users of forward-looking statements are encouraged to review the Company’s latest annual report on Form 10-K, its filings on Form 10-Q, management’s discussion and analysis in the Company’s latest annual report to stockholders, the Company’s filings on Form 8-K, and other federal securities law filings for a description of other important factors that may affect the Company’s business, results of operations and financial condition. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized.

For more detailed information on Chico’s FAS, Inc., please visit www.chicosfas.com.

(Financial Tables Follow)

Chico’s FAS, Inc.

Consolidated Statements of Income

(in thousands, except per share amounts)

	Fifty-Two Weeks Ended				Thirteen Weeks Ended
	January 28, 2012		January 29, 2011		January 28, 2012		January 29, 2011
	(Unaudited)				(Unaudited)		(Unaudited)
	Amount	% of Sales	Amount	% of Sales	Amount	% of Sales	Amount	% of Sales
Net Sales:

Chico’s/Soma Intimates	$1,460,518	66.5	$1,314,649	69.0	$354,052	62.2	$320,660	67.5
White House | Black Market	696,358	31.7	590,305	31.0	186,681	32.8	154,314	32.5
Boston Proper	39,484	1.8	—	—	28,474	5.0	—	—

Total net sales	2,196,360	100.0	1,904,954	100.0	569,207	100.0	474,974	100.0

Cost of goods sold	969,989	44.2	836,379	43.9	271,335	47.7	222,251	46.8

Gross margin	1,226,371	55.8	1,068,575	56.1	297,872	52.3	252,723	53.2

Selling, general and administrative expenses:

Selling, general and administrative expenses	998,861	45.5	891,493	46.8	259,138	45.5	222,214	46.8

Acquisition and integration costs	5,133	0.2	—	—	148	0.0	—	—

Total selling, general and administrative expenses	1,003,994	45.7	891,493	46.8	259,286	45.5	222,214	46.8

Income from operations	222,377	10.1	177,082	9.3	38,586	6.8	30,509	6.4

Interest income, net	1,597	0.1	1,712	0.1	212	0.0	385	0.1

Income before income taxes	223,974	10.2	178,794	9.4	38,798	6.8	30,894	6.5

Income tax provision	83,100	3.8	63,400	3.3	13,700	2.4	10,200	2.1

Net income	$140,874	6.4	$115,394	6.1	$25,098	4.4	$20,694	4.4

Per share data:

Net income per common share-basic	$0.82		$0.65		$0.15		$0.12

Net income per common & common equivalent share–diluted	$0.82		$0.64		$0.15		$0.12

Weighted average common shares outstanding–basic	169,153		176,778		163,871		176,029

Weighted average common & common equivalent shares outstanding–diluted	170,250		178,034		164,801		177,197

Dividends declared per share	$0.20		$0.16		$0.05		$0.04

Chico’s FAS, Inc.

Consolidated Balance Sheets

(in thousands)

	January 28, 2012	January 29, 2011	January 30, 2010
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$58,919	$14,695	$37,043
Marketable securities, at fair value	188,934	534,019	386,500
Inventories	194,469	159,814	138,516
Prepaid expenses and other current assets	55,104	48,237	37,921

Total Current Assets	497,426	756,765	599,980

Property and Equipment, Net	550,230	517,377	521,529

Other Assets:
Goodwill	238,693	96,774	96,774
Other intangible assets	132,112	38,930	38,930
Other assets, net	6,691	6,175	61,590

Total Other Assets	377,496	141,879	197,294

	$1,425,152	$1,416,021	$1,318,803

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$100,395	$106,665	$79,219
Other current liabilities	137,714	114,612	115,487

Total Current Liabilities	238,109	221,277	194,706

Noncurrent Liabilities:
Deferred liabilities	125,690	129,837	142,179
Deferred taxes	52,125	—	—

Total Deferred Liabilities	177,815	129,837	142,179

Stockholders’ Equity:
Preferred stock	—	—	—
Common stock	1,657	1,779	1,781
Additional paid-in capital	302,612	282,528	268,109
Retained earnings	704,631	780,212	711,624
Accumulated other comprehensive income	328	388	404

Total Stockholders’ Equity	1,009,228	1,064,907	981,918

	$1,425,152	$1,416,021	$1,318,803

Chico’s FAS, Inc.

Consolidated Cash Flow Statements

(Unaudited)

(in thousands)

	Fifty-Two Weeks Ended
	January 28, 2012	January 29, 2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$140,874	$115,394

Adjustments to reconcile net income to net cash provided by operating activities — Depreciation and amortization	99,430	94,113
Deferred tax expense	19,489	32,501
Stock-based compensation expense	15,198	10,548
Excess tax benefit from stock-based compensation	(2,643)	(2,655)
Deferred rent and lease credits	(19,073)	(16,624)
Loss on disposal of property and equipment	2,949	3,085
(Increase) in assets, net of effects of acquisition —
Inventories	(20,812)	(21,298)
Prepaid expenses and other current assets	(3,491)	(8,946)
(Decrease) increase in liabilities, net of effects of acquisition —
Accounts payable	(14,571)	27,446
Accrued and other deferred liabilities	37,831	6,062

Total adjustments	114,307	124,232

Net cash provided by operating activities	255,181	239,626

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of marketable securities	(592,962)	(579,488)
Proceeds from sale of marketable securities	937,987	431,953
Acquisition of Boston Proper, Inc., net of cash acquired	(213,561)	—
Purchases of property and equipment, net	(131,757)	(73,045)

Net cash used in investing activities	(293)	(220,580)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	4,549	3,648
Excess tax benefit from stock-based compensation	2,643	2,655
Dividends paid	(34,152)	(28,489)
Repurchase of common stock	(183,290)	(19,208)
Cash paid for deferred financing costs	(414)	—

Net cash used in financing activities	(210,664)	(41,394)

Net increase (decrease) in cash and cash equivalents	44,224	(22,348)
CASH AND CASH EQUIVALENTS, Beginning of period	14,695	37,043

CASH AND CASH EQUIVALENTS, End of period	$58,919	$14,695

SEC Regulation G – The Company reports its consolidated financial results in accordance with generally accepted accounting principles (GAAP). However, to supplement these consolidated financial results, management believes that certain non-GAAP operating results, which exclude certain non-recurring charges including acquisition and integration costs, may provide a more meaningful measure on which to compare the Company’s results of operations between periods. The Company believes these non-GAAP results provide useful information to both management and investors by excluding certain expenses that impact the comparability of the results. A reconciliation of net income and earnings per diluted share on a GAAP basis to net income and earnings per diluted share on a non-GAAP basis is presented in the table below:

Chico’s FAS, Inc.

Non-GAAP to GAAP Reconciliation of Net Income and Diluted EPS

(in thousands, except per share amounts)

Fifty-Two Weeks Ended January 28, 2012
Net income:

GAAP basis	$140,874
Add: Impact of acquisition and integration costs, net of tax	3,574

Non-GAAP adjusted basis	$144,448

Net income per diluted share:

GAAP basis	$0.82
Add: Impact of acquisition and integration costs, net of tax	0.02

Non-GAAP adjusted basis	$0.84

Chico’s FAS, Inc.

Boutique Count and Square Footage

As of January 28, 2012

	As of 1/29/2011	New Stores	Closures	As of 1/28/2012
Store count:

Chico’s frontline boutiques	597	16	(12)	601
Chico’s outlets	63	20	—	83
WH|BM frontline boutiques	342	31	(9)	364
WH|BM outlets	21	6	—	27
Soma frontline boutiques	120	52	(8)	164
Soma outlets	8	12	(3)	17

Total Chico’s FAS, Inc.	1,151	137	(32)	1,256

	As of 1/29/2011	New Stores	Closures	Remodels/ Relos and change in SSF	As of 1/28/2012

Net selling square footage (SSF):

Chico’s frontline boutiques	1,606,394	42,107	(28,686)	11,859	1,631,674
Chico’s outlets	166,123	47,630	—	(278)	213,475
WH|BM frontline boutiques	710,480	71,132	(19,903)	6,733	768,442
WH|BM outlets	40,421	12,492	—	350	53,263
Soma frontline boutiques	246,688	104,661	(18,521)	(5,970)	326,858
Soma outlets	14,817	23,969	(6,178)	68	32,676

Total Chico’s FAS, Inc.	2,784,923	301,991	(73,288)	12,762	3,026,388